SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 17, 2003

GENOME THERAPEUTICS CORP.

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Beaver Street

Waltham, Massachusetts 02453

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Page 1 of 5 pages.

ITEM 5.	OTHER EVENTS

On November 17, 2003, Genome Therapeutics Corp., a Massachusetts corporation (“Genome”), and GeneSoft Pharmaceuticals, Inc., a Delaware corporation (“Genesoft”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). The merger (the “Merger”) is structured as a reverse triangular merger, pursuant to which a wholly-owned subsidiary of Genome will merge with and into Genesoft, with Genesoft surviving as a wholly-owned subsidiary of Genome. Immediately after the Merger, the surviving entity will be merged with and into a second wholly-owned subsidiary of Genome. The Merger and the merger of the surviving entity into the second wholly-owned subsidiary of Genome are intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

At the effective time of the Merger (the “Effective Time”), Genome will issue a total of 28,571,405 shares of its common stock (i) in exchange for all shares of capital stock of Genesoft, (ii) as payment of certain interest and related amounts due to Genesoft’s note holders and (iii) upon the exercise of Genesoft options and warrants, which will be assumed by Genome. Genome will also assume at the Effective Time approximately $24 million of debt of Genesoft by means of exchanging $22 million of promissory notes of Genesoft for convertible promissory notes of Genome, which will bear interest at 5% per annum and have a maturity date of five years from the closing date, and assuming $2 million of equipment financing debt. The convertible notes of Genome will be convertible into shares of Genome common stock at the holder’s election at any time after the closing of the Merger at a price per share equal to one hundred and ten percent of the average closing price of Genome common stock for the five trading days preceding the closing date of the Merger, subject to subsequent adjustment. Genome is obligated to file a shelf registration statement on Form S-3 to register the shares of common stock underlying the convertible notes.

The merger has been unanimously approved by the boards of directors of Genome and Genesoft. The transaction is subject to several conditions, including approval by the stockholders of both companies, effectiveness of Genome’s registration statement on Form S-4 to be filed with the Securities and Exchange Commission and other customary closing conditions. It is also a condition of the Merger that on or prior to closing Genome raise a minimum of $32 million of additional capital to fund the merged company.

The directors and executive officers of Genome, who collectively have voting control over approximately 0.5% of the outstanding shares of Genome, have entered into Voting Agreements with Genesoft, pursuant to which each such person has agreed to vote the shares of Genome common stock beneficially owned by such person in favor of adoption of the Merger Agreement and against any competing transaction. Certain directors, executive officers and shareholders of Genesoft, who collectively have voting control over approximately 63% of the outstanding shares of Genesoft, have entered into similar Voting Agreements with Genome.

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Coincident with the signing of the Merger Agreement, Genome made a bridge loan of $6.2 million to Genesoft pursuant to a promissory note issued by Genesoft, which is repayable within 60 days of an event of default (as defined in the note) or termination of the Merger Agreement, unless the Merger Agreement is terminated by Genesoft due to a failure of Genome to obtain the shareholder vote necessary to approve the Merger, in which case it is repayable within 180 days of termination.

The description of the proposed Merger described in this report does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the forms of Voting Agreement which are filed as exhibits 2.1, 99.1 and 99.2, respectively, to this report and incorporated herein by reference. There can be no assurance that the transactions contemplated by the Merger Agreement will be consummated.

On November 18, 2003, Genome and Genesoft issued a joint press release announcing the Merger, which is attached hereto as Exhibit 99.3.

Item 7.	FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

2.1	Agreement and Plan of Merger and Reorganization among Genome Therapeutics Corp., Guardian Acquisition, Inc., GeneSoft Pharmaceuticals, Inc. and the Stockholders’ Representative named therein dated as of November 17, 2003.

99.1	Form of Voting Agreement.

99.2	Form of Voting Agreement.

99.3	Press Release issued by Genome Therapeutics Corp. and GeneSoft Pharmaceuticals, Inc. on November 18, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENOME THERAPEUTICS CORP.

By:	/s/ STEPHEN COHEN

Name:	Stephen Cohen
Title:	Senior Vice President and Chief Financial Officer

Date: November 18, 2003

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger and Reorganization among Genome Therapeutics Corp., Guardian Acquisition, Inc., GeneSoft Pharmaceuticals, Inc. and the Stockholders’ Representative named therein dated as of November 17, 2003.

99.1	Form of Voting Agreement.

99.2	Form of Voting Agreement.

99.3	Press Release issued by Genome Therapeutics Corp. and GeneSoft Pharmaceuticals, Inc. on November 18, 2003.

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